EXHIBIT 99.1

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[LOGO OF AMERICAN EXPRESS COMPANY]


                 AMERICAN EXPRESS NAMES DAN HENRY AS ACTING CFO

NEW YORK, February 25, 2007 -- American Express today announced that it has named Dan Henry as Executive Vice President and acting Chief Financial Officer. This change becomes effective immediately. As acting CFO, Mr. Henry succeeds Gary Crittenden, who informed American Express on Friday of his decision to leave the Company to become Chief Financial Officer of Citigroup.

     In this role, Mr. Henry will serve as a key advisor on strategic and financial matters, and represent the Company to investors, lenders and rating agencies.

     "We are fortunate to have a leader of Dan Henry's caliber to take on the role of acting CFO," said Kenneth I. Chenault, chairman and chief executive. "He brings an outstanding track record of accomplishments, management experience and judgment to the task. For more than six years he has provided Finance leadership to the Company's highly successful U.S. Card Services business, our largest business segment, overseeing exceptional growth that continues to be at the top of the industry. His proven ability to drive business growth, identify improvement opportunities and build successful teams will prove instrumental in helping the Company outpace the competition in the years ahead."

     Mr. Henry joined American Express in 1990 as Comptroller. Most recently, he served as Executive Vice President and Chief Financial Officer of U.S. Consumer, Small Business and Merchant Services. Prior to joining American Express, Mr. Henry worked very closely with the Company for several years in his role as a Partner at Ernst & Young, American Express' independent auditors.

     Mr. Henry graduated from Iona College and received his Masters of Business Administration from Hofstra University.

     Beginning immediately, American Express will undertake a search, both internally and externally, for the best candidate to take up the role of Chief Financial Officer on a permanent basis.

     American Express Company (www.americanexpress.com) is a leading global payments, network and travel company founded in 1850.


Contacts:
Robert Glick
212.640.1041
Robert.A.Glick@aexp.com